UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported)	July 12, 2005

SHOPSMITH, INC.

(Exact Name of Registrant as specified in its charter)

Ohio	0-9318	31-0811466

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6530 Poe Avenue, Dayton, Ohio	45414

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(937) 898-6070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 12, 2005 Shopsmith, Inc. (the “Company”) determined that it was not in compliance with the Net Worth and Net Income financial covenants as set forth in the Loan Agreement dated June 3, 2005 between the Company and National City Bank (the “Lender”).

The Loan Agreement provides, among other terms, that the Company shall:

The Company’s Tangible Net Worth shall not be less than the required amount of One Million One Hundred Thrity-five Thousand and 00/100 dollars ($1,135,000.00), tested quarterly.

The Company’s Net Income shall not be less than negative Two Hundred Thirty-five Thousand and 00/100 (-$235,000.00), tested quarterly

For the quarter ended July 2, 2005, the Company did not meet these two financial covenants. As a result of this non-compliance, the Lender may, among other actions, declare all or any part of the borrowings by the Company under the Loan Agreement immediately due and payable. As of July 2, 2005, $250,592 was outstanding under the Loan Agreement.

Under the terms of the Company’s mortgage note, default by the Company under the Loan Agreement can trigger default under the mortgage note. In the event of default the bank may declare the mortgage note immediately due and payable. As of July 2, 2005, $1,902,558 was outstanding under the note.

FORWARD-LOOKING STATEMENTS.

This Report contains certain forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements containing the words “may,” “intends to,” “could,” and words of similar import. Because forward-looking statements are based on a number of beliefs, estimates and assumptions that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shopsmith, Inc.
(Registrant)

Date July 15, 2005	/s/ Mark A. May
(Signature)

Mark A. May Vice President of Finance (Principal Financial and Accounting Officer)